Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (the “Agreement”) is effective at the Business Transfer Time (the “Effective Date”), by and between MeadWestvaco Corporation, a Delaware corporation (“Service Provider”), and Monaco SpinCo Inc., a Delaware corporation (“Spinco”).

RECITALS

A. Service Provider and Spinco have entered into a Separation Agreement, dated as of November 17, 2011 (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”), pursuant to which (1) Service Provider and certain of its subsidiaries have agreed to contribute and transfer to Spinco, and Spinco has agreed to receive and assume, certain assets and liabilities of Service Provider’s Consumer & Office Products business (the “Business”) and (2) following such contribution and transfer and other transactions specified in the Separation Agreement, Service Provider has agreed to distribute (the “Distribution”) all of the shares of common stock, par value $0.001 per share, of Spinco (the “Spinco Common Stock”) to Service Provider’s stockholders without consideration on a pro rata basis;

B. Service Provider, Spinco, ACCO Brands Corporation, a Delaware corporation (“Acquirer”) and Augusta Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Acquirer (“Merger Sub”), have entered into a Merger Agreement, dated as of November 17, 2011 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, immediately following the Distribution, Spinco and Merger Sub will merge and the Spinco Common Stock will be converted into shares of common stock of Acquirer on the terms and subject to the conditions of the Merger Agreement; and

C. In connection with the transactions contemplated by the Separation Agreement and the Merger Agreement, the parties desire that Service Provider provide certain services to Spinco on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. All capitalized terms used but not defined herein have the meanings set forth in the Separation Agreement.

ARTICLE 2

PROVISION OF THE SERVICES

2.1 Description of the Services. Service Provider shall provide, or cause to be provided, the following services (collectively, the “Services”) in support of the Business. Spinco shall use its commercially reasonable efforts to provide such assistance and resources (including, but not limited to, human resources) as are required for Service Provider to provide the Services to Spinco, including without limitation the purchase (at Spinco’s expense) of any software and hardware assets required for the Services as requested by Service Provider. Service Provider shall be relieved of its obligations hereunder to the extent that (a) Spinco fails to provide the assistance or resources referred to in the previous sentence, (b) such failure renders performance or ongoing performance by Service Provider of its obligations unlawful, or reasonably impracticable or unreasonable (in Service Provider’s reasonable determination) and (c) such failure (i) if reasonably capable of being cured, is not cured by Spinco within ten (10) days following written notice to Spinco by Service Provider of any such purported failure, or (ii) by its nature or timing is not reasonable capable of being cured (it being understood and agreed that Service Provider shall be relieved of its obligations hereunder during any such cure period). For the avoidance of doubt, it is acknowledged that, subject to its obligations to Service Provider under the provisions of this Agreement, Spinco shall be free at any time (and without obligation to notify or inform Service Provider) to arrange for any service identical to or similar to the Services to be provided to it by any Person whatsoever.

2.1.1 Ongoing Services. Service Provider or its designee shall provide each of the services (collectively, the “Ongoing Services”) specified in Schedule 2.1.1 (to the extent such schedule covers Ongoing Services, the “Ongoing Services Schedule”) to Spinco, in accordance with the terms and conditions for such Ongoing Services listed on the applicable schedule and set forth in this Agreement.

2.1.2 Additional Services. Spinco and Service Provider expressly acknowledge that the obligation of Service Provider to provide transitional services following the Effective Date is limited to the Ongoing Services set forth in the Ongoing Services Schedule, in each case in accordance with the terms and conditions set forth in such Schedule, and there exists no other obligation on the part of Service Provider to provide any other transition or other services to Spinco or any other party following the Effective Date, except as provided in this section. Spinco may request additional transition services to the extent such transition services reasonably relate to the transition of the Business to Spinco (“Additional Services”). Upon receipt of any such request, (i) if receipt of such request occurs within one hundred and twenty (120) days after the date hereof, Service Provider shall use its commercially reasonable efforts to provide any such Additional Service to the extent that such Additional Services were historically provided by Service Provider to the Business and are generally consistent with this Agreement and (ii) if receipt of such request occurs more than one hundred and twenty (120) days after the date hereof, Service Provider shall consider such request in its sole discretion and determine in its sole discretion whether to provide such Additional Services. If Service Provider provides such Additional Services in accordance with the preceding sentence, Service Provider and Spinco shall: (i) negotiate in good faith the terms of the provision of such Additional Services, including the additional fees for such Additional Services and the duration of such Additional

Services, and (ii) document the provision of such Additional Services in an amendment to this Agreement. In the event that Service Provider declines to provide any such Additional Service, subject to the first sentence of this Section 2.1.2, Service Provider shall use commercially reasonable efforts to assist Spinco in finding another service provider to provide the requested additional transition services to the extent such transition services reasonably relate to the transition of the Business to Spinco.

2.1.3 Setup Services. As part of the Services, Service Provider shall take those actions necessary, as reasonably agreed to by Spinco, to prepare for providing the Ongoing Services or any Additional Services (the “Setup Services”), and Spinco shall pay or reimburse Service Provider fifty percent (50%) of the Reimbursable Set-Up Costs in respect of the Setup Services (whether conducted prior to or after the Effective Date). For purposes of this Agreement, “Reimbursable Set-Up Costs” means the third-party costs to provide the Setup Services; provided that Reimbursable Set-Up Costs shall not include costs for shared applications in respect of Setup Services to the extent such Setup Services are for Service Provider’s benefit whether conducted prior to or after the Effective Date and shall in no event include costs incurred or intended to be incurred independent of the transactions contemplated by this Agreement, the Separation Agreement or the Merger Agreement. If Spinco does not agree to a Setup Service, the parties shall work together to agree upon a commercially reasonable alternative arrangement, or Spinco may modify the scope of the Ongoing Services or Additional Services, as the case may be, such that such Setup Service is not necessary, subject to Service Provider’s consent. If the parties fail to agree upon an alternative arrangement, Spinco may, with notice to Service Provider, terminate the applicable Ongoing Services or Additional Services, as applicable.

2.1.4 Migration Services. Service Provider shall reasonably assist Spinco in preparing to migrate Ongoing Services from Service Provider’s infrastructure to Spinco’s infrastructure (the “Migration Services”). Spinco shall pay or reimburse Service Provider one hundred percent (100%) of the Reimbursable Migration Costs in respect of the Migration Services (whether conducted prior to or after the Effective Date). For purposes of this Agreement, “Reimbursable Migration Costs” means the costs that are reasonably necessary to provide the Migration Services.

2.1.5 Services. For the avoidance of doubt, when used in this Agreement, reference to a particular “Service” or “Services” shall include all of the services (or, if applicable, the single service) described in the Ongoing Services Schedule or in Sections 2.1.1, 2.1.3 or 2.14 , as the case may be. All of the Services shall be for the sole use and benefit of Spinco.

2.2 Performance Standards. With respect to those Services that Service Provider provided to the Business prior to the Effective Date, Service Provider shall perform such Services with substantially the same degree of care, skill, and diligence with which Service Provider performs such Services for itself, consistent with past practices during the six months prior to the Effective Date, including without limitation with respect to the quality and timeliness of such Services, subject to variation in the provision of such Services agreed to by Service Provider and Spinco. Notwithstanding the foregoing, Service Provider shall be under no obligations to perform disaster recovery services in respect of the Migration Services and Spinco shall have sole responsibility to recover any information or data it wishes to recover in the event of a disaster; provided, that Service Provider shall use reasonable efforts to provide a backup to tape of all information and data in accordance with Service Provider’s current policies for backup and retention; provided further, however, that Spinco shall have sole responsibility to perform all offsite backups and any other services required to recover any information or data it wishes to recover in the event of a disaster. In no event shall Service Provider be required to provide the Services at a level greater than the level of Services used by the Business immediately prior to the Effective Date. If there is a conflict between the immediate needs of the Service Provider and those of Spinco as to the use of or access to a particular Service, which conflict cannot reasonably be avoided, Service Provider shall have the right, in its sole discretion, to establish reasonable priorities, at particular times and under particular circumstances, as between Service Provider and Spinco. In any such situation, Service Provider shall provide notice to Spinco of any changes at the earliest practical opportunity.

2.3 Cost of Providing the Services. Unless otherwise expressly set forth in this Agreement, Service Provider shall bear all costs of providing the Services. Spinco shall reimburse for all copying, long distance telephone, delivery and other out-of-pocket and third-party expenses incurred by Service Provider (or any Subcontractor of Service Provider in accordance with Section 9.3) in order to provide the Services. Service Provider shall be solely responsible for the payment of all compensation for Service Provider’s personnel assigned to perform Services under this Agreement, and shall be responsible for workers’ compensation insurance, unemployment insurance, severance and other termination costs, employment taxes and all other employer payment obligations relating to Service Provider’s personnel.

2.4 Compliance with Laws. Service Provider shall not be required to provide Services which violate any applicable Laws in connection with its performance of the Services.

2.5 Acknowledgment and Agreement. Spinco understands that the Services provided hereunder are transitional in nature and are furnished by Service Provider solely in connection with the transactions contemplated by the Separation Agreement and the Merger Agreement. Spinco understands that Service Provider is not in the business of providing the Services to third parties and that neither party has any long-term interest in Service Provider continuing the provision of any or all of the Services. Spinco shall: (i) within 60 days after the Effective Date provide to Service Provider a plan and timeline, in form and detail reasonably satisfactory to Service Provider, for the transition to Spinco or third party suppliers of each of the Services (the “Migration Plan”), and (ii) as promptly and as reasonably practicable after the Effective Date, transition the provision of each such Service from Service Provider to Spinco or a third party supplier. Nothing in this Section 2.5 shall extend the Service Termination Date (as defined in Section 7.1.1) in any manner.

ARTICLE 3

MANAGEMENT AND CONTROL; CONSENTS

3.1 Service Provider Cooperation. Upon reasonable notice to Service Provider and, with respect to each of the Services, prior to the applicable Service Termination Date and as set forth in Section 7.3, Service Provider shall provide Spinco with reasonable access (during normal business hours) to Service Provider’s personnel and facilities for the purpose of providing reasonable information and consultation with respect to such Services.

3.2 Required Consents. Each of Service Provider and Spinco shall use commercially reasonable efforts to obtain any and all necessary consents (such as, for example, consents of software licensors), or new licenses or similar agreements, to permit Service Provider to provide the Services and to allow Spinco to access and use the Services (the “Required Consents”). Service Provider and Spinco shall each be responsible for fifty percent (50%) of any costs and fees required to obtain the Required Consents. If a Required Consent is not obtained, then, if possible and until such Required Consent is obtained, Service Provider shall determine and adopt, subject to Spinco’s prior written approval, a commercially reasonable alternative to the affected Services; provided, however, that if no such commercially reasonable alternative is available, Service Provider shall be under no obligation to provide the affected Services and Service Provider and Spinco shall cooperate with each other to determine if there is an alternative to the affected Service. For the avoidance of doubt, the Required Consents referred to in this Agreement refer only to those consents, licenses and agreements necessary to permit Service Provider to provide and for Spinco to receive Services under this Agreement. New licenses and agreements necessary for Spinco to separately operate its business after completion of the Services are not provided for herein and are the sole responsibility of Spinco.

3.3 Primary Points of Contact. Each party from time to time shall appoint an individual to act as the primary point of operational contact with respect to this Agreement and the Services (each, a “Contract Manager”). The Service Provider Contract Manager and the Spinco Contract Manager shall meet as reasonably requested by the Spinco Contract Manager or the Service Provider Contract Manager to review the parties’ respective performance under this Agreement. Service Provider and Spinco shall notify Spinco and Service Provider, respectively, of the appointment of a different Contract Manager, if necessary, in accordance with Section 9.9.

3.4 Dispute Resolution. Service Provider and Spinco shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in accordance with this Section 3.4.

3.4.1 Primary Points of Contact. If a dispute arises, the Spinco Contract Manager and the Service Provider Contract Manager shall consider the dispute for up to 10 business days following receipt of a notice from either party specifying the nature of the dispute, during which time the Spinco Contract Manager and the Service Provider Contract Manager shall meet in person at least once and attempt to resolve the dispute.

3.4.2 Senior Management. If the dispute is not resolved by the end of the 10 business day period referred to in Section 3.4.1, or if the Spinco Contract Manager and the Service Provider Contract Manager agree that the dispute cannot be resolved by them, either party may submit the dispute resolution in accordance with the procedures described in Schedule 3.4.2. If the dispute is not resolved after following the procedures described in Schedule 3.4.2, then either party thereafter may pursue any and all rights and remedies available to it at Law or in equity.

ARTICLE 4

COMPUTER HARDWARE, SOFTWARE AND DATA SECURITY

4.1 Access to Computer Software. Service Provider, in its sole discretion, may limit access to and the right to use software in connection with the Services solely to those employees of Spinco who need such access and right to use in connection with the provision of the Services. Service Provider shall also grant access to and the right to use software in connection with the Services to employees of Acquirer who need such access, provided that Spinco shall be responsible for any breaches of this Article IV by any employee of Acquirer. Service Provider shall also grant access to and the right to use software in connection with the Services to employees of Acquirer who need such access, provided that Spinco shall be responsible for any breaches of this Article IV by any employee of Acquirer. Notwithstanding the foregoing, Service Provider shall not have any obligations to grant access or the right to use to employees of Acquirer to the extent such access or right to use exceeds Service Provider’s licensing levels for the applicable software, unless either (a) (i) Service Provider, in its sole discretion, shall have agreed to purchase additional licensing levels and (ii) Spinco reimburses Service Provider for fees and expenses in respect of such additional licensing levels or (b) Spinco or Acquirer shall have purchased directly from the applicable third party provider the additional licensing levels required for such access or right to use,

4.2 Data. Service Provider is authorized to have access to and make use of all data provided by Spinco or created by Service Provider solely on behalf of Spinco after the Effective Date (“New Spinco Data”), as necessary and appropriate for the performance by Service Provider of its obligations under this Agreement. Service Provider may not use any New Spinco Data for any purpose other than providing the Services.

4.3 Change Management. During the term of this Agreement, Spinco shall abide by Service Provider’s documented internal change control management policies and procedures (copies of which shall be provided to Spinco) in connection with Spinco’s use of any software used in connection with the Services.

4.4 System Security.

4.4.1 Security Policy. Spinco shall comply with all of Service Provider’s system security policies, procedures and requirements relating to Service Provider’s computer systems or software (“Systems”) which have been provided to Spinco (collectively, “Security Regulations”), and shall not tamper with, compromise or circumvent any security or audit measures employed by Service Provider. Spinco shall access and use only those Systems of Service Provider for which Spinco has been granted the right to access and use.

4.4.2 Personnel Access. Spinco shall use commercially reasonable efforts to limit access to the Systems to those personnel who are specifically authorized to have such access, and to prevent unauthorized access, use, destruction, alteration or loss of information contained therein. Spinco shall notify its own personnel of the restrictions set forth in this Section 4.4 and of the Security Regulations.

4.4.3 Unauthorized Access. If, at any time, Spinco determines that any of its personnel have sought to circumvent, or have circumvented, the Security Regulations; that any unauthorized personnel have accessed the Systems; or that any of its personnel have engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, Spinco shall immediately terminate such personnel’s access to the Systems and immediately notify Service Provider. In addition, Service Provider shall have the right to deny personnel of Spinco access to its Systems upon notice to Spinco (with such notice given, in any event, within one business day of such termination) in the event that Service Provider reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 4.4.3 or otherwise pose a security concern. Each party will reasonably cooperate with the other party in investigating any apparent unauthorized access to the Systems.

ARTICLE 5

FEES AND PAYMENT

5.1 Fees for the Services. The fees for each of the Services (the “Fees”) are set forth opposite the description of such Services in the schedules to this Agreement. Additional fees will be required if the scope of any Service is materially increased or if Additional Services are provided. All Fees are exclusive of any applicable Taxes or similar charges (and any related interests and penalties) (which shall be paid by Spinco). In the event that the costs to Service Provider for a Service is increased because any third party provider increases its fees or otherwise (including without limitation because Service Provider has ceased using such third party provider for its own purposes and is using the third party provider primarily for the provisions of the Services hereunder), then the Fees shall be adjusted upward accordingly. Service Provider shall, to the extent practicable, provide prior notice to Spinco of any such increases to the extent that Service Provider is aware of such increases and shall use commercially reasonable efforts to negotiate any such proposed increase in fees at the direction of, and in consultation with, Spinco. Neither Spinco nor any Affiliate of Spinco may apply any offset for other monies owed by Service Provider against the Fees.

5.2 Payment and Invoices. Service Provider shall invoice Spinco for the Fees in arrears on a monthly basis, and shall invoice Spinco for other fees and expenses that are the responsibility of Spinco under this Agreement from time to time. Service Provider shall include with each invoice a reasonably detailed description of the Services performed and the Fees charged, if applicable. Spinco shall pay each invoice within 30 days after receipt. In the event that Spinco disputes any such invoice, Spinco shall pay the undisputed portion, if any, as provided in the immediately preceding sentence and shall pay the remaining portion, if any, promptly upon resolution of the dispute or completion of the dispute resolution procedures provided for in Section 3.4. Any payments owing to Service Provider pursuant to this Agreement that are not paid within 30 days after receipt of such invoice shall bear interest at the rate of 10% per annum (or such lesser amount as shall be the maximum amount permitted by Law) from the due date until paid.

ARTICLE 6

FORCE MAJEURE

6.1 Force Majeure. Service Provider shall be excused temporarily from performing any Services in the event that war (whether declared or not), fire, explosion, earthquake, storm, flood, strike, riot, act of governmental authority, act of God, act of terror or sabotage, technology disruption to the extent outside the reasonable control of Service Provider, or other contingency beyond the reasonable control of Service Provider, including without limitation the acts or omissions of Spinco in performing any of its duties under this Agreement, and any failure of a third party to provide services necessary for the performance of the Services to the extent not directly caused by Service Provider (each, a “Force Majeure Event”), causes cessation or interruption of Service Provider’s performance of such Services, for the duration of such Force Majeure Event. If Service Provider is unable to perform any Services as a result of a Force Majeure Event: (i) Service Provider shall promptly notify Spinco and describe in reasonable detail the circumstances causing the inability to perform; (ii) Service Provider shall use commercially reasonable efforts to resume performance of its obligations hereunder with the least possible delay; and (iii) Spinco shall be free to acquire such Services from an alternative source, at Spinco’s sole cost and expense, and without liability to Service Provider, for the period and to the extent reasonably necessitated by such non-performance. For the avoidance of doubt, Spinco shall not be obligated to pay Service Provider for Services with respect to the period when Service Provider is not providing such Services due to a Force Majeure Event.

ARTICLE 7

TERM AND TERMINATION

7.1 Term.

7.1.1 Term of Services. Service Provider shall provide each of the Ongoing Services beginning on the “Service Commencement Date” for each Service category set forth in the Ongoing Services Schedule or otherwise agreed to by the parties in writing and continuing until the “Service Termination Date” for such Service category set forth in the Ongoing Services Schedule or otherwise agreed to by the parties in writing, unless extended or sooner terminated in accordance with the provisions of this Agreement. The period commencing on the first to occur of the Service Commencement Dates and ending on the last to expire or terminate of the Service Termination Dates is hereinafter referred to as the “Service Performance Period.” Service Provider shall provide each Additional Service, if any, for the period set forth in the applicable amendment to this Agreement.

7.1.2 Extension of Service Termination Date. Spinco may request an extension of the Service Termination Date for any or all of the Services in any Service category, by providing written request to Service Provider at least 60 days prior to the expiration of the then current term for such Service category; provided, however, that individual lines within any Service category may only be extended if the termination of such line at a later time would not result in any liabilities or obligations that will be payable by, or the responsibility of, Service Provider, or if it would result in liabilities or obligations payable by, or the responsibility of, Service Provider, Spinco shall have fully reimbursed or indemnified Service Provider with respect to such liabilities or obligations. If so requested by Spinco and Spinco has not previously requested an extension of the Service Termination Date with respect to a particular Service, Service Provider and Spinco shall: (i) negotiate the terms of the renewal of such Service, including any revised Fees for such Service and the duration of such renewal, and (ii) document the provision of such renewal in an amendment to this Agreement. If so requested by Spinco but Spinco has previously requested an extension of the Service Termination Date with respect to a particular Service, Service Provider shall consider such request and if Service Provider, in its sole discretion, agrees to such renewal, Service Provider and Spinco shall: (i) negotiate the terms of the renewal of such Service, including any revised Fees for such Service and the duration of such renewal, and (ii) document the provision of such renewal in an amendment to this Agreement. Notwithstanding the foregoing, unless Service Provider otherwise agrees, any such renewal that extends beyond the one year anniversary of the Effective Date shall be in increments of 90 days each, and the Fees payable for such Service during each such renewal period shall be the greater of (i) the rate for renewal, if any, reflected in the Ongoing Services Schedule, or, (ii) if no such renewal rate is reflected in the Ongoing Services Schedule, at a rate that is at least 110% of the rate of the Fees payable for such Service during the immediately preceding renewal period (or, in the case of the first such renewal period, during the period prior to the first anniversary of the Effective Date). If Service Provider declines the requested renewal, Service Provider shall provide written notice to Spinco at least 60 days prior to the expiration of the then current term for such Service category.

7.1.3 Termination Date. (a) Subject to the last sentence of this Section, no Service Termination Date shall exceed 18 months after the Effective Date unless otherwise agreed to by the parties in their sole discretion. Notwithstanding the foregoing, the Service Termination Date in respect of the Services identified as “Specified Services” may be extended in accordance with Section 7.1.2 for up to 24 months after the Effective Date. Any extension of Services beyond 18 months after the Effective Date shall be on the basis of fair market value for the services rendered, as determined by a third party valuation paid for by Spinco.

(b) Service Provider has advised Spinco that Service Provider intends to terminate the use of the mainframe that will be used in support of the Services, including migration, on a date in 2013 which is no earlier than 18 months after the Effective Date (the “Mainframe Termination Date”). Service Provider will provide at least 90 days’ prior notice of the Mainframe Termination Date. Notwithstanding any extension that may have been sought pursuant to Section 7.1.3(a), Service Provider will cease providing all Services (including migration), on the Mainframe Termination Date, unless at least 60 days’ prior to the Mainframe Termination Date Spinco advises Service Provider that Spinco desires for the continuation of Services beyond such date, and makes arrangements satisfactory to Service Provider to take over all cost and expense associated with continuing the mainframe in support of the Services.

7.2 Termination.

7.2.1 Termination of Services. Spinco may terminate any or all of the Services in any Service category in advance of the scheduled Service Termination Date for such Service category for any or no reason by providing Service Provider not less than 45 days prior written notice setting forth the termination date for such Service; provided, however that Spinco may only terminate any or all of the Services in the category “Product Stewardship” under “Safety Health and Environmental” in advance of the scheduled Service Termination Date by providing Service Provider not less than 60 days prior written notice setting forth the termination date for such Service; provided, further, however, that individual lines within any Service category may be terminated only if (a) such termination would not result in any liabilities or obligations that will be payable by, or that will be the responsibility of, Service Provider, or (b) if it would result in liabilities or obligations that will be payable by, or that will be the responsibility of, Service Provider, Spinco shall have fully reimbursed or indemnified Service Provider with respect to such liabilities or obligations. Beginning on such termination date, Spinco’s obligation to pay the Fee as specified on the Ongoing Services Schedule corresponding to such terminated Service category shall cease to accrue, but all remaining obligations under this Agreement shall remain unaffected. Spinco shall reimburse Service Provider for all third party costs incurred by Service Provider in connection with any such termination, including without limitation costs relating to any master data, transaction data, or historical data extracts. Spinco may also on 30 days’ prior written notice cancel all, but not less than all, of the Services in any Service category in advance of the commencement of such Service. Once terminated or cancelled, a Service cannot be reinstated unless Service Provider consents, which consent may be withheld in Service Provider’s sole discretion.

7.2.2 Termination for Breach. If a party materially breaches any of its obligations under this Agreement and does not cure such breach within 30 days after receiving written notice of such breach from the non-breaching party, then the non-breaching party may, at its option, terminate all, but not less than all, of the Services in the affected line within a Service category, or all Services in their entirety, by providing written notice of termination to the other party, which termination shall be effective immediately or as of such later date as may be specified in the notice of termination; provided, however, that Spinco shall pay to Service Provider, within 30 days after such termination, all Fees earned and any costs incurred by Service Provider pursuant to Section 2.3, Section 2.1.3, 2.1.4, or Section 7.3 through the date of such termination.

7.2.3 Bankruptcy Termination. This Agreement may be terminated by either party upon at least 30 days prior written notice if the other party is declared insolvent or bankrupt, or makes an assignment for the benefit of creditors, or a receiver is appointed or any proceeding is demanded by, for or against the other under any provision of the federal bankruptcy Laws. Any termination of this Agreement shall be without prejudice to any rights or obligations of the parties accruing prior to such termination including the right to payment of unpaid amounts owing for Services performed prior to termination.

7.2.4 General Termination. If not earlier terminated, this Agreement will terminate on the expiration or termination of the last Service being performed hereunder, and thereafter all rights and obligations hereunder shall be terminated, except for the payment by Spinco of any remaining Fees due and payable hereunder, and except as otherwise provided in Section 9.4.

7.3 Transition; Obligations on Termination. In connection with the transition of the Services to Spinco: (i) prior to the expiration or termination of the applicable Service Termination Date, Service Provider shall cooperate with all reasonable requests by Spinco in connection with the transition of the performance of the Services from Service Provider to Spinco, (ii) Service Provider shall return to Spinco or destroy, at Spinco’s option, all Confidential Information (as defined in the Confidentiality Agreement) of Spinco that is in Service Provider’s possession, and (iii) Spinco shall reimburse Service Provider for any and all costs and expenses incurred by Service Provider in connection with such transition. Notwithstanding the foregoing, in the event that certain Confidential Information cannot reasonably or practicably be returned to Spinco or destroyed (if directed by Spinco) after Service Provider and Spinco has used all commercially reasonable efforts to attempt such return or destruction), Spinco shall, prior to the expiration or termination of the applicable Service Termination Date, identify the Confidential Information that it wishes for Service Provider to retain, and Service Provider shall use commercially reasonable efforts to retain such Confidential Information for a period of seven years after the expiration or termination of the applicable Service Termination Date, and shall provide Spinco and Acquirer reasonable access to such Confidential Information over such time period; provided that Spinco shall reimburse Service Provider for any and all costs and expenses incurred by Service Provider in connection with such retention and access. In the event any Service is terminated prior to the applicable Service Termination Date (other than pursuant to Section 7.2.2 as a result of a breach by Service Provider), Spinco shall be responsible to Service Provider for reasonable and proper termination charges payable to third parties, which shall include all cancellation costs incurred by Service Provider or costs for materials acquired in connection with the provision of such Service or Services and Service Provider’s costs related to the transition.

ARTICLE 8

LIMITATION ON LIABILITY; INDEMNIFICATION

8.1 Limitation on Liability; Indemnification.

(a) As used in this Section 8.1: (i) “Losses” means losses, damages, and expenses, and “Third Party Losses” means Losses sustained by any Person other than Spinco.

(b) Service Provider shall not be liable for any Loss (including without limitation any Loss sustained by Spinco in respect of a Third Party Loss) arising out of or related to the Services, whether arising out of breach of warranty, strict liability, tort, contract or otherwise, other than Losses resulting from Service Provider’s or its Subcontractors’ breach of this Agreement, gross negligence or willful misconduct with respect to the provision of Services.

(c) Under no circumstances shall Service Provider or any Affiliate of Service Provider have liability hereunder (in the aggregate) in excess of the total amount of all Fees paid by Spinco, or be otherwise required to pay out in damages, cost of settlement, or otherwise, in excess of such amount.

(d) Service Provider shall defend, indemnify, and hold Spinco and its officers, directors, managers, partners, members, employees, agents, successors, assigns and Affiliates harmless from and against any actual or alleged Losses resulting from Service Provider’s or its Subcontractors’ breach of this Agreement, gross negligence or willful misconduct with respect to the provision of the Services.

(e) Spinco shall defend, indemnify and hold Service Provider and its officers, directors, employees, agents, successors, assigns and Affiliates harmless from and against any and all actual or alleged Losses resulting from Spinco’s breach of this Agreement, gross negligence or willful misconduct.

(f) NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR PUNITIVE OR EXEMPLARY DAMAGES.

(g) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY IMPLIED WARRANTY OF NON-INFRINGEMENT), WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT.

8.2 Procedure. A party (the “Indemnified Party”) shall notify the other party (the “Indemnifying Party”) in writing of any claim, action or demand (a “Third Party Claim”) for which the Indemnified Party intends to claim indemnification under this Article 8. If the Indemnifying Party fails to assume the defense of such Third Party Claim within 30 days after notice of any such Third Party Claim, or such shorter period as is reasonably required, the Indemnified Party will have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk, and at the expense, of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim at any time prior to settlement, compromise or final determination thereof. Notice of any Third Party Claim shall be given promptly after the Indemnified Party becomes aware of the Third Party Claim, but no delay in giving such notice shall affect the Indemnified Party’s right to indemnification hereunder except to the extent that such delay shall have affected the Indemnifying Party’s ability to defend or settle such Third Party Claim. Notice of a Third

Party Claim shall be accompanied by all information reasonably available to the Indemnified Party relevant to the investigation, assessment, defense and settlement of such Third Party Claim. The Indemnified Party shall, at the request and expense of the Indemnifying Party, take such actions as the Indemnifying Party may reasonably request in connection with the investigation, assessment, defense and settlement of any Third Party Claim.

ARTICLE 9

GENERAL

9.1 Confidential Information. The rights and obligations under this Agreement are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in the Confidentiality Agreement.

9.2 Relationship of the Parties. Service Provider, in performance of its obligations under this Agreement, is acting as an independent contractor to Spinco, and not as a partner, joint venture or agent, nor do the parties intend to create by this Agreement an employer-employee relationship. Each party retains control over its personnel, and the employees of one party shall not be considered employees of the other party. Neither party shall be bound by any representation, act or omission of the other party. Neither party has any right, power or authority to create any obligation, express or implied, on behalf of the other party.

9.3 Subcontracting. Service Provider may use contractors, subcontractors, vendors or other third parties (collectively, “Subcontractors”) to provide some or all of the Services either on-site or at other locations. In the event that Service Provider uses any Subcontractors to perform any Services, Service Provider shall not be released from responsibility for its obligations under this Agreement. Service Provider shall be fully responsible, financially and otherwise, for the Services provided by each Subcontractor to the same extent as if Service Provider had performed the Services (subject to the limitations set forth in this Agreement) itself and shall pay the fees and expenses of any such Subcontractor.

9.4 Survival. The provisions relating to payment in Section 2.1.3 and 2.1.4, and the provisions of Sections 2.3, 3.4, ARTICLE 5, Section 7.3, ARTICLE 8 and ARTICLE 9 shall survive termination or expiration of the Service Performance Period.

9.5 Entire Agreement. The schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. This Agreement, the Separation Agreement, the Confidentiality Agreement and the Merger Agreement (together in each case with the schedules, exhibits and other documents referenced therein) contain, and are intended as, a complete statement of all of the terms and the arrangements between the parties hereto with respect to the matters provided for herein, and supersede any previous agreements and understandings between the parties with respect to those matters.

9.6 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) is governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

9.7 Jurisdiction; Consent to Jurisdiction.

(a) Exclusive Jurisdiction. Each of the parties irrevocably agrees that any claim, dispute or controversy (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other law), arising out of, relating to or in connection with this Agreement, including disputes relating to the existence, validity, breach or termination of this Agreement (any such claim being a “Covered Claim”) may be brought and determined in any federal or state court located in the State of Delaware, and each of the parties hereto hereby irrevocably submits in respect of Covered Claims for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in respect of Covered Claims (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS (b).

9.8 Headings. The section headings hereof are for convenience of reference only and are to be given no effect in construction, interpretation or effect hereof.

9.9 Notices. All notices and other communications hereunder shall be in writing and provided to the addresses set forth below and shall be deemed given on the date of actual receipt at the address or facsimile number of the recipient party (Service Provider or Spinco, as the case may be), all as shown below (or to such other address as such party may have specified by notice given to the other party pursuant to this Section 9.9):

If to Service Provider, to:

Leslie Lovingood

MeadWestvaco Corporation

501 South 5th Street

Richmond, VA 23219

with a copy to:

MeadWestvaco Corporation

501 South 5th Street

Richmond, VA 23219

Attn: General Counsel

If to Spinco, to:

Mark Anderson

ACCO Brands Corporation

300 Tower Parkway

Lincolnshire, IL, 60069

with a copy to:

ACCO Brands Corporation

300 Tower Parkway

Lincolnshire, IL, 60069

Attn: General Counsel

9.10 Severability. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, each of which shall remain in full force and effect.

9.11 Binding Effect; No Third Party Beneficiaries; Assignment. This Agreement shall be legally binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party hereto (other than the rights of the Indemnified Parties under Article 8). No assignment hereof or of any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without such required consent shall be without effect. No assignment by either party shall relieve the assigning party of responsibility for the performance of its obligations under this Agreement.

9.12 Amendments. This Agreement may be amended, supplemented or modified only pursuant to a written instrument making specific reference hereto signed by each of the parties hereto.

9.13 Waiver. No waiver of any breach of this Agreement shall be effective unless in writing and signed by the party to be bound thereby. No waiver by any party of any breach of this Agreement shall be deemed to extend to any prior or subsequent breach or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

9.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies of executed counterparts transmitted by facsimile or other electronic transmission service shall be considered original executed counterparts for purposes of this Section.

9.15 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of either Service Provider or Spinco or their Affiliates shall have any liability for any obligations or liabilities of Service Provider or Spinco, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

9.16 Effect if Distribution Does Not Occur. If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur shall not be taken or occur except to the extent specifically agreed by the parties.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by an authorized representative as of the Effective Date.

“Service Provider” MEADWESTVACO CORPORATION

By:	/s/ E. Mark Rajkowski
Name: E. Mark Rajkowski Title: Senior Vice President and Chief Financial Officer

“Spinco” MONACO SPINCO INC.

By:	/s/ Neil A. McLachlan
Name: Neil A. McLachlan Title: President and Chief Executive Officer

Schedule 3.4.2

DISPUTE RESOLUTION PROCEDURE

Global Business Services (GBS) Shared Services Issue Resolution

In the event that there are problems or issues with the Services or relationship described in the Agreement and corrective action is needed, communication should begin as described in Section 3.4.1 of the Agreement. If an issue needs to be escalated in order to reach a resolution satisfactory to both Service Provider and Spinco, the following chain of contacts should be followed.

Functional Area	Contact	Contact Sequence
Shared Services (SS)	Functional Manager (N. American Mgr., unless otherwise noted below)	1
Shared Services (SS)	Manager, Mergers, Acquisitions & Divestitures (SS)	2
Shared Services (SS)	Director, North American Shared Services	3
Shared Services (SS)	President, Global Business Services	4

Shared Services Functions:

Procure to Pay (P2P): Accounts payable

Record to Report (R2R): Accounting record keeping, reconciliation and reporting

Invoice to Cash (I2C): Credit, collections, accounts receivable

Title	Name	Phone #	e-mail

Functional Manager; Procure to Pay (P2P)

Functional Manager; Record to Report (R2R)

Functional Manager; Invoice to Cash (I2C)

Manager, Mergers, Acquisitions & Divestitures (SS)

Director, N. American Shared Services

President, Global Business Services